Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on the pre-effective amendment No. 1 to Form S-3 (File No. 333-238282) of our report dated February 26, 2021 relating to the financial statements of United States Brent Oil Fund, LP (the “Fund”) as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the effectiveness of the Fund’s internal control over financial reporting as of December 31, 2020, which appear in this Annual Report on Form 10-K of United States Brent Oil Fund, LP for the year ended December 31, 2020.

/s/ Spicer Jeffries LLP

Denver, Colorado

February 26, 2021